Exhibit 99.3

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited)

Selected quarterly information for the years ended December 31, 2002 and 2001 is as follows (in thousands, except per share amounts):

	Quarter Ended
2002	December 31	September 30	June 30	March 31

Revenues from Rental Operations	$176,328	$181,185	$179,506	$174,472
Revenues from Service Operations	11,641	11,824	15,604	29,511
Net income available for common shares	28,294	39,172	48,528	45,278
Basic income per common share	$0.21	$0.29	$0.36	$0.34
Diluted income per common share	$0.21	$0.29	$0.36	$0.34
Weighted average common shares	134,935	134,818	134,196	131,932
Weighted average common and dilutive potential common shares	150,692	151,256	151,092	150,270
Funds From Operations (1)	$84,520	$80,649	$88,754	$87,279
Cash flow provided by (used by):
Operating activities	$91,778	$103,623	$165,793	$208,402
Investing activities	(129,840)	(58,260)	(104,517)	(45,355)
Financing activities	12,439	(4,831)	(72,281)	(159,020)

2001

Revenues from Rental Operations	$177,188	$176,003	$179,627	$181,921
Revenues from Service Operations	12,835	21,676	23,627	22,321
Net income available for common shares	44,420	77,102	49,675	58,770
Basic income per common share	$0.34	$0.59	$0.39	$0.46
Diluted income per common share	$0.34	$0.58	$0.38	$0.45
Weighted average common shares	130,970	130,104	129,131	128,399
Weighted average common and dilutive potential common shares	149,842	158,594	149,572	151,031
Funds From Operations (1)	$84,520	$88,881	$88,754	$84,592
Cash flow provided by (used by):
Operating activities	$66,084	$168,433	$22,158	$77,507
Investing activities	(27,948)	34,670	127,918	(27,615)
Financing activities	(38,157)	(296,626)	(85,940)	(50,192)

(1)          Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.